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                                                                       EXHIBIT 12.1
                  UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                                 For the Six Months
                                                                     Ended June 30
                                                                 -----------------
Millions of dollars                                                1998       1997
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
Earnings from continuing operations ..........................      $123      $344
Provision for income taxes ...................................       138       242
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         Earnings subtotal ...................................       261       586
Fixed charges included in earnings:
   Interest expense ..........................................      $ 83      $110
   Distribution on convertible preferred securities ..........        16        16
   Interest portion of rentals ...............................        12        14
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         Fixed charges subtotal ..............................       111       140
Earnings from continuing operations
   available before fixed charges ............................      $372      $726
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Fixed charges:
   Fixed charges included in earnings ........................      $111      $140
   Capitalized interest ......................................        17        16
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         Total fixed charges .................................      $128      $156
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Ratio of earnings from continuing operations
   to fixed charges ..........................................       2.9       4.7
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